UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 19, 2014

SAFEWAY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-00041	94-3019135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of Principal Executive Offices)	(Zip Code)
(925) 467-3000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 12, 2014, the Executive Compensation Committee of the Board of Directors of Safeway Inc. (the “Company”), adopted and approved the Safeway Inc. Executive Severance Plan (the “Severance Plan”), effective February 19, 2014, for employees of the Company at the level of Vice President or above, including the Company’s executive officers.

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company without cause or for good reason, each as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the employee’s execution of a general release of liability against the Company, the Severance Plan provides the following payments and benefits to the executive officers:

•
continued payment of base salary until the second annual anniversary, in the case of the Chief Executive Officer, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date;

•
upon attainment of the performance criteria with respect to the annual cash bonus for the year in which the termination occurs, a pro-rated bonus payable at the same time bonuses are paid to the Company’s executives generally; and

•
payment of COBRA premiums, or if eligible, participant contribtions under the Safeway Inc. Welfare Benefits Plan for Retirees, or the equivalent, until the second annual anniversary, in the case of the Chief Executive Officer, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date.

In addition, in the event of a Qualifying Termination during the 24-month period following a change in control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against the Company, the Severance Plan provides the following payments and benefits to the executive officers:

•	a lump sum payment equal to the executive officer’s base salary for two years, in the case of the Chief Executive Officer, or 18 months, in the case of each Executive Vice President;

•	a lump sum payment equal to the executive officer’s target cash bonus opportunity for the fiscal year of termination; and

•
payment of COBRA premiums, or if eligible, participant contributions under the Safeway Inc. Welfare Benefits Plan for Retirees, or the equivalent, until the second annual anniversary, in the case of the Chief Executive Officer, or the 18 month anniversary, in the case of each Executive Vice President, of the termination date.

The Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that net amount of the reduced payments, after giving effect to income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

The above description is a summary of the terms of the Severance Plan and is subject to and qualified in its entirety by the terms of the Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Safeway Inc. Executive Severance Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

February 21, 2014	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President,
Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.
10.1	Safeway Inc. Executive Severance Plan